Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, March 1st at 5:00 p.m. EDT

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/897-6274 or 212/231-2906 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21460213 (through March 8)

Carmike Cinemas Reports EPS From Continuing Operations of $0.48 on 17.5 Percent Revenue Growth

- Adjusted EBITDA Rises 30.8 Percent to $26.7 Million -

COLUMBUS, GA – March 1, 2010 – Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading digital cinema and 3-D motion picture exhibitor, today reported results for the three months ended December 31, 2009 and for the year ended December 31, 2009, as summarized below.

SUMMARY FINANCIAL DATA

	Three Months Ended Dec. 31, (unaudited)		Twelve Months Ended Dec. 31,
(in millions)	2009	2008	2009	2008
Total revenue	$137.4	$117.0	$514.7	$472.7
Operating income (loss)	18.2	(25.0)	22.4	(0.4)
Interest expense	7.7	9.7	33.1	40.7
Theatre level cash flow (1)	31.1	24.9	95.4	91.4
Net income (loss)	6.1	(34.6)	(15.4)	(41.4)
Adjusted net income (loss) excluding impairment and separation agreement charges (1)	6.4	1.5	7.6	(5.1)
Adjusted EBITDA (1)	26.7	20.4	79.3	72.1

(in millions)	December 31, 2009	December 31, 2008
Total debt (1)	$369.1	$392.3
Net debt (1)	$343.4	$381.4

(1)	Theatre level cash flow, adjusted EBITDA, adjusted net income (loss) excluding impairment and separation agreement charges, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to operating income and adjusted net income (loss) excluding separation agreement charges to net income (loss) for the three months ended December 31, 2009 and 2008 and the years ended December 31, 2009 and 2008, as well as a schedule of total debt and net debt, are included in the supplementary tables accompanying this news announcement.

“Carmike reported strong 2009 fourth quarter results, driven by a 12 percent increase in attendance and a 20 percent increase in box office receipts,” stated Carmike Cinemas President and Chief Executive Officer David Passman. “Q4 was a record-setting quarter for the industry domestically, with nine films grossing in excess of $100 million, capping off a very good year for U.S. cinema as movies generated receipts in excess of $10 billion for the first time in history. We are especially pleased that ‘Avatar’ brought many patrons to the theatre to experience the excitement of 3-D for the first time.”

Carmike Cinemas, 3/1/10	page 2

“In addition to achieving solid box office results, we were able to keep costs in check, which helped us achieve adjusted EBITDA of nearly $27 million with a margin in excess of 19 percent. We also experienced a 25 percent year-over-year increase in theatre level cash flow for the fourth quarter,” added Mr. Passman.

THEATRE PERFORMANCE STATISTICS

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
Average theatres	245	250	247	256
Average screens	2,278	2,283	2,285	2,309
Average attendance per screen (1)	5,943	5,289	23,070	21,598
Average admissions per patron (1)	$6.91	$6.45	$6.52	$6.32
Average concessions/other sales per patron (1)	$3.24	$3.27	$3.21	$3.24
Total attendance (in thousands) (1)	13,538	12,077	52,702	49,872
Total revenue (in thousands)	137,436	116,984	514,715	472,678

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike’s Chief Financial Officer Richard B. Hare stated, “In the aggregate, our patrons spent an average of $10.15 per visit to a Carmike theatre during the 2009 fourth quarter, up 4.4 percent versus the prior-year period. Average admissions revenues rose 7.1 percent to $6.91, as we benefited from the 3-D up-charge and price increases throughout the year. Our average concessions and other revenue per patron held relatively steady at $3.24, versus $3.27 for the prior year period. Carmike’s concessions per patron continues to be affected by the Company’s ‘Stimulus Tuesday’ program but this popular promotion has driven solid attendance gains on what used to be the slowest night of the week.

“On the expense side, we continued to reduce general and administrative expenses, and significantly lowered interest expense by 20.7 percent, thus improving cash flow and allowing us to make another voluntary $5 million bank debt pre-payment during Q4. We have made $40 million in bank debt pre-payments over the past 18 months, and in total have reduced the Company’s outstanding bank debt balance by approximately $45 million during that time frame.

“During the fourth quarter, we recognized income tax expense due to limitations on both our net operating loss carryforwards and other deductions as a result of the application of Internal Revenue Code Section 382 due to the ownership change that occurred in October 2008.”

“Subsequent to quarter-end, we finalized a new $265 million senior secured loan facility and a $30 million senior secured revolving credit facility. We are pleased with the interest rate on the term loan at LIBOR plus 350 basis points, with a 2% floor. We believe the new term loan and revolver will improve Carmike’s financial flexibility going forward. At December 31, 2009, we were comfortably in compliance with our debt covenant financial ratios,” said Mr. Hare.

Mr. Passman concluded, “We recognize that 2010 will be challenging as we face record comparisons, but we believe our ability to offer 3-D movies on more than 500 screens remains an advantage, and we are optimistic about our 2010 prospects given an upcoming slate that includes many promising 3-D titles, as well as highly anticipated traditional movies.”

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Carmike Cinemas, 3/1/10	page 3

Supplemental Financial Measures

Theatre level cash flow, adjusted EBITDA, adjusted net income (loss) excluding impairment and separation agreement charges, total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Adjusted net income excluding impairment and separation agreement charges is defined as net income (loss) plus impairment of long-lived assets and one-time separation agreement charges related to the Company’s former CEO. Carmike defines theatre level cash flow as operating (loss) income plus impairment of goodwill, impairment of long-lived assets, one-time separation agreement charges related to the Company’s former CEO, general and administrative expenses, depreciation and amortization and loss (gain) on sale of property and equipment. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and non-recurring charges. Carmike believes adjusted EBITDA is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of core operations.

About Carmike Cinemas

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of December 31, 2009, Carmike had 244 theatres with 2,277 screens in 35 states. Carmike’s digital cinema footprint reached 2,141 screens, including 193 theatres with 503 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, box office performance, the 3-D release schedule, fiscal year 2010 performance and our strategies and operating goals, including expectations regarding leverage and theatre-level operating improvements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information.

The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets;

Carmike Cinemas, 3/1/10	page 4

competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Joseph Jaffoni or Robert Rinderman	Richard B. Hare
Jaffoni & Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

-tables follow-

Carmike Cinemas, 3/1/10	page 5

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Revenues:
Admissions	$93,554	$77,592	$345,742	$312,491
Concessions and other	43,882	39,392	168,973	160,187

Total operating revenues	137,436	116,984	514,715	472,678
Operating costs and expenses:
Film exhibition costs	51,106	40,448	191,379	171,195
Concession costs	4,501	3,993	17,415	17,283
Other theatre operating costs	50,763	47,674	210,487	192,760
General and administrative expenses	4,395	4,485	16,139	19,358
Separation agreement charges	—	—	5,462	—
Depreciation and amortization	8,300	9,552	34,324	37,552
Gain on sale of property and equipment	(147)	(309)	(425)	(1,369)
Impairment of long-lived assets	293	36,177	17,554	36,339

Total operating costs and expenses	119,211	142,020	492,335	473,118

Operating income (loss)	18,225	(25,036)	22,380	(440)
Interest expense	7,723	9,744	33,067	40,719
Gain on sale of investments	—	(225)	—	(451)

Income (loss) from continuing operations before income tax	10,501	(34,555)	(10,687)	(40,708)
Income tax expense	4,490	363	4,359	363

Income (loss) from continuing operations	6,012	(34,918)	(15,046)	(41,071)
Income (loss) from discontinued operations	58	287	(367)	(320)

Net income (loss) available for common stockholders	$6,070	$(34,631)	$(15,413)	$(41,391)

Weighted average shares outstanding:
Basic	12,683	12,668	12,678	12,661
Diluted	12,596	12,668	12,678	12,661

Net loss per common share (Basic and Diluted):
Income (loss) from continuing operations	$0.48	$(2.75)	$(1.19)	$(3.24)
Income (loss) from discontinued operations, net of tax	0.00	0.02	(0.03)	(0.03)

Net income (loss) per common share	$0.48	$(2.73)	$(1.22)	$(3.27)

Dividends declared per share	$—	$—	$—	$0.35

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Carmike Cinemas, 3/1/10	page 6

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
Operating income (loss)	$18,225	$(25,036)	$22,380	$(440)
Separation agreement charges	—	—	5,462	—
Gain on sale of property and equipment	(147)	(309)	(425)	(1,369)
Impairment of long-lived assets	293	36,177	17,554	36,339
Depreciation and amortization	8,300	9,552	34,324	37,552

Adjusted EBITDA	$26,671	$20,384	$79,295	$72,082

General and administrative expenses	4,395	4,485	16,139	19,358

Theatre level cash flow	$31,066	$24,869	$95,434	$91,440

TOTAL DEBT AND NET DEBT (Unaudited) ($ in thousands)
	December 31, 2009	December 31, 2008
Bank debt	$250,785	$273,516
Capital leases and long-term financing obligations	118,331	118,734

Total debt	$369,116	$392,250
Less cash and cash equivalents	(25,696)	(10,867)

Net debt	$343,420	$381,383

ADJUSTED NET INCOME (Unaudited) ($ in thousands)
	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
Net income (loss)	$6,070	$(34,631)	$(15,413)	$(41,391)
Impairment of long-lived assets	293	36,177	17,554	36,339
Separation agreement charges	—	—	5,462	—

Adjusted net income (loss), excluding impairment and separation agreement charges	$6,363	$1,546	$7,603	$(5,052)

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